EXHIBIT 4.1

NRP (Operating) LLC

and

First Supplement to Note Purchase Agreements

Dated as of July 19, 2005

Re:	$100,000,000 5.05% Series D Senior Notes
Due July 19, 2020

NRP (Operating) LLC

Dated as of
July 19, 2005

To the Purchaser(s) named in
Schedule A hereto

Ladies and Gentlemen:

     This First Supplement to Note Purchase Agreements (the “Supplement”) is among NRP (Operating) LLC, a Delaware limited liability company (the “Company”), and the institutional investors named on Schedule A attached hereto (the “Purchasers”).

     Reference is hereby made to the separate and several Note Purchase Agreements each dated as of June 19, 2003 (the “Note Purchase Agreements”) between the Company and the respective purchasers listed on Schedule A thereto. All capitalized terms not otherwise defined herein shall have the same meaning as specified in the Note Purchase Agreements. Reference is further made to Section 4.13 of the Note Purchase Agreements which requires that, prior to the delivery of any Additional Notes, the Company and each Additional Purchaser shall execute and deliver a Supplement.

     The Company hereby agrees with the Purchaser(s) as follows:

     1. Authorization of Notes. The Company has authorized the issue and sale of $100,000,000 aggregate principal amount of its 5.05% Series D Senior Notes due July 19, 2020 (the “Series D Notes”). The Series D Notes, together with the Notes previously issued pursuant to the Note Purchase Agreements and each series of Additional Notes which may from time to time hereafter be issued pursuant to the provisions of Section 2.2 of the Note Purchase Agreements, are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of the Note Purchase Agreements). The Series D Notes shall be substantially in the form set out in Exhibit 1 hereto with such changes therefrom, if any, as may be approved by the Purchaser(s) and the Company.

     2. Sale and Purchase of Notes. Subject to the terms and conditions hereof and as set forth in the Note Purchase Agreements and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to each Purchaser, and each Purchaser agrees to purchase from the Company, Series D Notes in the principal amount set forth opposite such Purchaser’s name on Schedule A hereto at a price of 100% of the principal amount thereof on the applicable Closing hereafter mentioned.

     3. Closings. The sale and purchase of the Series D Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603, at 10:00 a.m. Chicago time, on the date or dates set forth opposite each

Purchaser’s name on Schedule A, the first of which date shall occur on July 19, 2005 (the “First Closing”), and the second of which shall occur on January 19, 2006 (the “Second Closing”, and together with the First Closing being referred to, individually, as a “Closing” and, collectively, as the “Closings”) or, in the case of each such Closing, on such other Business Day thereafter as may be agreed upon by the Company and the Purchasers participating in the related Closings. At each Closing, the Company will deliver to each Purchaser the Series D Notes to be purchased by such Purchaser in the form of a single Series D Note (or such greater number of Series D Notes in denominations of at least $250,000 as such Purchaser may request) dated the date of such Closing and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 01561106604 at The Huntington National Bank, 919 Fifth Avenue, Huntington, West Virginia 25701, ABA Number 044000024. If at the relevant Closing the Company shall fail to tender such Series D Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser’s satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this Supplement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

     4. Conditions to Closing. The obligation of each Purchaser to purchase and pay for the Series D Notes to be sold to such Purchaser at each Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to such Closing, of the conditions set forth in Section 4 of the Note Purchase Agreements (but adjusted to reflect the Series D Notes to be purchased at such Closing), except that the representations and warranties set forth in Section 5 of the Note Purchase Agreements and Section 5 of the Subsidiary Guarantee shall be modified as set forth in Exhibit A hereto, and subject to the following additional conditions:

     (a) Contemporaneously with such Closing, the Company shall sell to each Purchaser the Series D Notes to be purchased by such Purchaser at such Closing as specified in Schedule A.

     (b) As a condition to the Second Closing, the Company shall have issued and sold 100% of the Series D Notes to be issued and sold on the date of the First Closing in accordance with the terms and provisions hereof.

     5. Required Prepayments. The Company will prepay the Series D Notes on the dates and in the principal amounts as set forth on Schedule 5 attached hereto at par and without payment of the Make-Whole Amount or any premium, provided that upon any partial prepayment of the Series D Notes pursuant to Section 6 or Section 7 of this Supplement or purchase of the Series D Notes permitted by Section 10 of this Supplement, the principal amount of each required prepayment of the Series D Notes becoming due under this Section 5 of this Supplement on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Series D Notes is reduced as a result of such prepayment or purchase.

     6. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time after the Second Closing all, or from time to time any part of, the Series D Notes, in an aggregate principal amount not less than $5,000,000, in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the applicable Make-Whole Amount with respect to the Series D Notes determined for the prepayment date with respect to such principal amount. The Company will give each holder of Series D Notes written notice of each optional prepayment under this Section 6 of this Supplement not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Series D Notes to be prepaid on such date, the principal amount of each Series D Note held by such holder to be prepaid (determined in accordance with Section 8 of this Supplement), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount with respect to the Series D Notes due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Series D Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

     7. Change in Control.

     (a) Notice of Change in Control or Control Event. The Company will, within five (5) Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice (the “Change of Control Notice”) of such Change in Control or Control Event to each holder of Series D Notes unless notice in respect of such Change in Control (or the Change of Control contemplated by such Control Event) shall have been given pursuant to subparagraph (c) of this Section 7 of this Supplement. Such Change of Control Notice shall contain and constitute an offer to prepay the Series D Notes as described in Section 7(c) of this Supplement and shall be accompanied by the certificate described in Section 7(g) of this Supplement.

     (b) Condition to Company Action. The Company will not take any action that consummates or finalizes a Change in Control unless (i) at least 30 days prior to such action it shall have given to each holder of Series D Notes written notice containing and constituting an offer to prepay the Series D Notes as described in subparagraph (c) of this Section 7 of this Supplement, accompanied by the certificate described in subparagraph (g) of this Section 7 of this Supplement, and (ii) contemporaneously with such action, it prepays all Series D Notes required to be prepaid in accordance with this Section 7 of this Supplement.

     (c) Offer to Prepay Notes. The offer to prepay Series D Notes contemplated by paragraph (a) and (b) of this Section 7 of this Supplement shall be an offer to prepay, in accordance with and subject to this Section 7 of this Supplement, all, but not less than all, the Series D Notes held by each holder (in this case only, “holder” in respect of any Series D Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such Change of Control Notice (the “Proposed Prepayment

Date”). If such Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (a) of this Section 7 of this Supplement, such date shall be not less than 30 days and not more than 120 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the first Business Day after the 45th day after the date of such offer).

     (d) Acceptance. A holder of Series D Notes may accept the offer to prepay made pursuant to this Section 7 of this Supplement by causing a notice of such acceptance to be delivered to the Company not later than 15 days after receipt by such holder of the most recent offer of prepayment. A failure by a holder of Series D Notes to respond to an offer to prepay made pursuant to this Section 7 of this Supplement shall be deemed to constitute a rejection of such offer by such holder.

     (e) Prepayment. Prepayment of the Series D Notes to be prepaid pursuant to this Section 7 of this Supplement shall be at 100% of the principal amount of the Series D Notes together with accrued and unpaid interest thereon. The prepayment shall be made on the Proposed Prepayment Date except as provided in subparagraph (f) of this Section 7 of this Supplement.

     (f) Deferral Pending Change in Control. The obligation of the Company to prepay Notes pursuant to the offers required by subparagraph (c) and accepted in accordance with subparagraph (d) of this Section 7 of this Supplement is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control has not occurred on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until, and shall be made on, the date on which such Change in Control occurs. The Company shall keep each holder of Series D Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 7 of this Supplement in respect of such Change in Control shall be deemed rescinded).

     (g) Officer’s Certificate. Each offer to prepay the Series D Notes pursuant to this Section 7 of this Supplement shall be accompanied by a certificate, executed by the Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 7 of this Supplement; (iii) the principal amount of each Series D Note offered to be prepaid (which shall be 100% of each such Series D Note); (iv) the interest that would be due on each Series D Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 7 of this Supplement have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

     (h) Certain Definitions. “Change in Control” shall be deemed to have occurred if

     (i) the Parent ceases to own directly all of the membership interests of the Company,

     (ii) the General Partner ceases to own directly all of the general partner interests of the Parent, or

     (iii) Corbin J. Robertson, Jr., the WPP Group, NRP Investment L.P. and/or one or more of their direct or indirect wholly-owned Subsidiaries cease to own, in the aggregate, more than 50% of the partnership interests of the General Partner.

     “Control Event” means (i) the execution by the Company or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control, or

     (ii) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control.

     (i) All calculations contemplated in this Section 7 of this Supplement involving the capital stock, limited liability company or other equity interest of any Person shall be made with the assumption that all convertible securities of such Person then outstanding and all convertible securities issuable upon the exercise of any warrants, options and other rights outstanding at such time were converted at such time and that all options, warrants and similar rights to acquire shares of capital stock or limited liability company or other equity interest of such Person were exercised at such time.

     8. Allocation of Partial Prepayments. In the case of each partial prepayment of the Series D Notes pursuant to Section 5 of this Supplement, the principal amount of the Series D Notes to be prepaid shall be allocated among all of the Series D Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof. In the case of each partial prepayment of the Series D Notes pursuant to Section 6 of this Supplement, the principal amount of the Series D Notes to be prepaid shall be allocated among all of the Series D Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

     9. Maturity; Surrender, Etc. In the case of each prepayment of Series D Notes pursuant to Sections 5, 6 or 7 of this Supplement, the principal amount of each Series D Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Series D Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Series D Note shall be issued in lieu of any prepaid principal amount of any Series D Note.

     10. Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire,

directly or indirectly, any of the outstanding Series D Notes except upon the payment or prepayment of the Series D Notes in accordance with the terms of the Note Purchase Agreements, this Supplement and the Series D Notes. The Company will promptly cancel all Series D Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Series D Notes pursuant to any provision of the Note Purchase Agreements or this Supplement and no Series D Notes may be issued in substitution or exchange for any such Series D Notes.

     11. Make-Whole Amount. The term “Make-Whole Amount” means, with respect to any Series D Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Series D Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

     “Called Principal” means, with respect to any Series D Note, the principal of such Series D Note that is to be prepaid pursuant to Section 6 of this Supplement or has become or is declared to be immediately due and payable pursuant to Section 12.1 of the Note Purchase Agreements, as the context requires.

     “Discounted Value” means, with respect to the Called Principal of any Series D Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Series D Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

     “Reinvestment Yield” means, with respect to the Called Principal of any Series D Note, .50% over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” of the Bloomberg Financial Markets Services Screen (or, if not available, any other national recognized trading screen reporting on-line intraday trading in the U.S. Treasury securities) for actively on-the-run traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such series of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded on-the-run U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded on-the-run

U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (2) the actively traded on-the-run U.S. Treasury security with the maturity closest to and less than the Remaining Average Life.

     “Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

     “Remaining Scheduled Payments” means, with respect to the Called Principal of any Series D Note, all payments of such Called Principal of such series and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Series D Notes of such series, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 6 of this Supplement or Section 12.1 of the Note Purchase Agreements.

     “Settlement Date” means, with respect to the Called Principal of any Series D Note, the date on which such Called Principal is to be prepaid pursuant to Section 6 of this Supplement or has become or is declared to be immediately due and payable pursuant to Section 12.1 of the Note Purchase Agreements, as the context requires.

     12. Representations and Warranties of the Purchasers. Each Purchaser represents and warrants that the representations and warranties set forth in Section 6 of the Note Purchase Agreements are true and correct on the date hereof with respect to the purchase of the Series D Notes by such Purchaser.

     13. Amendment and Waiver. For purposes of any determination under Section 17 of the Note Purchase Agreements after the First Closing and prior to the Second Closing (the “Second Closing Gap Period”), the Series D Notes proposed to be issued and sold on the Second Closing shall be deemed to be outstanding and held by the proposed Purchasers designated in Schedule A attached to this Supplement, provided that for the purposes of determining the Required Holders under Section 17.1(a) of the Note Purchase Agreements during the Second Closing Gap Period, “Required Holders” shall mean, at any time during the Second Closing Gap Period, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates) plus the holders of at least 51% in principal amount of the Series D Notes proposed to be issued and sold on the Second Closing.

     14. Compliance with Note Purchase Agreements. The Company and each Purchaser agree to be bound by and comply with the terms and provisions of the Note Purchase

Agreements as fully and completely as if such Purchaser were an original signatory to the Note Purchase Agreements.

     15. Governing Law. This Supplement shall be governed by and construed in accordance with the laws of the State of New York, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State

     The execution hereof shall constitute a contract between the Company and the Purchaser(s) for the uses and purposes hereinabove set forth, and this agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

NRP (Operating) LLC

By

Name:
Title:

     Each of the undersigned Subsidiary Guarantors hereby acknowledges, approves and agrees to the foregoing First Supplement as of the date aforesaid and confirms and ratifies its obligations under the Subsidiary Guarantee dated June 19, 2003, as amended, modified or supplemented (the “Subsidiary Guarantee”) and acknowledges and agrees that its obligations under the Subsidiary Guarantee extend to and include, without limitation, all obligations of the Company to the Purchasers under the Note Purchase Agreement and the Series D Notes. The terms and provisions of the Subsidiary Guarantee are hereby incorporated herein in their entirety as if such terms and provisions were actually set forth herein and each Subsidiary Guarantor hereby makes the representations and warranties, agreements and covenants in, and agrees to be bound by all the terms of, such terms and provisions.

WPP LLC
ACIN LLC
WBRD LLC

By:	NRP (Operating) LLC, as the Sole Member of each of the above named Subsidiary Guarantors

By

Name:

Title:

Accepted as of July 19, 2005

AIG Annuity Insurance Company
Merit Life Insurance Co.

By:	AIG Global Investment Corp., investment adviser

By

Name:
Title:

Teachers Insurance and Annuity Association of America
By

Name:
Title:

The Northwestern Mutual Life Insurance Company

By

Name:
Its Authorized Representative

The Prudential Insurance Company of America

By

Name:
Title:

Prudential Retirement Insurance and Annuity Company

By:	Prudential Investment Management, Inc., as investment manager

By

Name:
Title:

Physicians Mutual Insurance Company

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By

Name:
Title:

Massachusetts Mutual Life Insurance Company

By:	Babson Capital Management LLC as Investment Adviser

By

Name:
Title:

C.M. Life Insurance Company

By:	Babson Capital Management LLC as Investment Sub-Adviser

By

Name:
Title:

MassMutual Asia Limited

By:	Babson Capital Management LLC as Investment Adviser

By

Name:
Title:

Mutual of Omaha Insurance Company

By

Name:
Title:

Jefferson-Pilot Life Insurance Company

By

Name:
Title:

Jefferson Pilot Financial Insurance Company

By

Name:
Title:

American United Life Insurance Company

By

Name:
Title:

The State Life Insurance Company

By:	American United Life Insurance Company, Its Agent

By

Name:
Title:

Pioneer Mutual Life Insurance Company

By:	American United Life Insurance Company, Its Agent

By

Name:
Title:

New York Life Insurance Company

By

Name:
Title:

New York Life Insurance and Annuity Corporation

By	New York Life Investment Management LLC, its Investment Manager

By

Name:
Title:

Information Relating to Purchasers

Principal Amount
Name and Address	Closing	of Series D Notes
of Purchaser	Date	to Be Purchased
[Name of Purchaser]		$

(1) All payments by wire transfer of immediately available funds to:

with sufficient information to identify the source and application of such funds.

(2) All notices of payments and written confirmations of such wire transfers:

(3) All other communications:

Schedule A
(to Supplement)

Supplemental Representations

     The Company represents and warrants to each Purchaser that except as hereinafter set forth in this Exhibit A, each of the representations and warranties set forth in Section 5 of the Note Purchase Agreements is true and correct as of the date hereof with respect to the Series D Notes with the same force and effect as if each reference to “Series A, B or C Notes” set forth therein was modified to refer the “Series D Notes” and each reference to “this Agreement” therein was modified to refer to the Note Purchase Agreements as supplemented by the First Supplement. The Section references hereinafter set forth correspond to the similar sections of the Note Purchase Agreements which are supplemented hereby:

     Section 5.3. Disclosure. The Company, through its agent, SPP Capital Partners, LLC and BB&T Capital Markets Inc., have delivered to each Purchaser a copy of a Confidential Direct Private Placement Memorandum dated June 2005 (the “Memorandum”), relating to the transactions contemplated by the First Supplement. The Note Purchase Agreements, the Memorandum, the documents, certificates or other writings delivered to each Purchaser by or on behalf of the Company in connection with the transactions contemplated by the Note Purchase Agreements and the First Supplement and the financial statements listed in Schedule 5.5 to the First Supplement, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Since December 31, 2004, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

     Section 5.4. Organization and Ownership of Shares of Subsidiaries. (a) Schedule 5.4 to the First Supplement contains (except as noted therein) complete and correct lists of the Subsidiaries, and showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary.

     Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Series D Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 24 other Institutional Investors, each of which has been offered the Series D Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

     Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Series D Notes as set forth in Section I.D. (Transaction Summary) of the Memorandum. No part of the proceeds from the sale of the Series D Notes pursuant to the First Supplement will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 222), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of

Exhibit  A
(to Supplement)

said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 1.00% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 1.00% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

     Section 5.15. Existing Debt; Future Liens. (a) Schedule 5.15 to the First Supplement sets forth a complete and correct list of all outstanding Debt of the Company and the Subsidiaries as of June 30, 2005 since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Company or the Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Subsidiary and no event or condition exists with respect to any Debt of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

     Section 5.16. Foreign Assets Control Regulations, Etc. (a) Neither the sale of the Series D Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

     (b) Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

     (c) No part of the proceeds from the sale of the Series D Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

     As used in this Section 5.16, “Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended; and “USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

A-2
(to Supplement)

[Form of Series D Note]

NRP (Operating) LLC

5.05% Senior Note, Series D Due July 19, 2020

No. R[ ]– [ ]	[Date]
$[ ]	PPN 62963# AD 3

     For Value Received, the undersigned, NRP (Operating) LLC (herein called the “Company”), a limited liability company organized and existing under the laws of the State of Delaware, hereby promises to pay to [___], or registered assigns, the principal sum of [___] Dollars on July 19, 2020, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 5.05% per annum from the date hereof, payable semi-annually, on the 19th day of July and January in each year, commencing with the July or January next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Supplement referred to below), payable semi-annually, as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 7.05% or (ii) 2% over the rate of interest publicly announced by Citibank, N.A. from time to time in New York, New York as its “base” or “prime” rate.

     Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Citibank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreements referred to below.

     This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to that certain First Supplement dated as of July 19, 2005 (as from time to time amended and supplemented, the “Supplement”) to Note Purchase Agreements, dated as of June 19, 2003, as from time to time amended and supplemented, between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreements (as defined in the Supplement) and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreements (as defined in the Supplement).

     This Note is a registered Note and, as provided in the Note Purchase Agreements, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the

Exhibit 1
(to Supplement)

purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

     The Company will make required prepayments of principal on the dates and in the amounts specified in the Supplement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Supplement, but not otherwise.

     If an Event of Default, as defined in the Note Purchase Agreements, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount (as defined in the Supplement)) and with the effect provided in the Note Purchase Agreements.

     This Note is guaranteed pursuant to the Subsidiary Guarantee dated June 19, 2003.

     This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of law of such State that would require the application of the laws of a jurisdiction other than such State.

NRP (Operating) LLC

By

[Title]

1-2
(to Supplement)

Amortization of Series D Notes

Date of Principal Payment	Amount of Principal Payment
July 19, 2008	$7,692,307.70
July 19, 2009	$7,692,307.70
July 19, 2010	$7,692,307.70
July 19, 2011	$7,692,307.70
July 19, 2012	$7,692,307.70
July 19, 2013	$7,692,307.70
July 19, 2014	$7,692,307.70
July 19, 2015	$7,692,307.70
July 19, 2016	$7,692,307.70
July 19, 2017	$7,692,307.70
July 19, 2018	$7,692,307.70
July 19, 2019	$7,692,307.70
July 19, 2020	$7,692,307.60

Schedule  5
(to Supplement)

Subsidiaries and Affiliates

(i) Subsidiaries of the Company

Subsidiary	Jurisdiction	Ownership by the Company
WPP LLC	Delaware	100%
ACIN LLC	Delaware	100%
WBRD LLC	Delaware	100%

(ii) Affiliates of the Company

Natural Resource Partners L.P.
NRP (GP) LP
GP Natural Resource Partners LLC
Western Pocahontas Properties Limited Partnership
Great Northern Properties Limited Partnership
New Gauley Coal Corporation
Robertson Coal Management LLC
NRP Investment L.P.

(iii) Senior Officers of the Company

Nick Carter	—	President and Chief Operating Officer
Dwight Dunlap	—	Chief Financial Officer and Treasurer
Kevin Wall	—	Vice President and Chief Engineer
Wyatt Hogan	—	Vice President, General Counsel and Secretary
Kevin Craig	—	Vice President-Business Development
Ken Hudson	—	Controller

Schedule 5.4
(to Supplement)

Financial Statements Provided to Purchasers

Natural Resource Partners L.P.

     Financial Statements for the periods October 17, 2002 through December 31, 2004

     Financial Statements for the quarter ended March 31, 2005

Schedule 5.5
(to Supplement)

Existing Debt

1.	$50,000,000 principal under Revolving Loan Credit Agreement dated October 29, 2004.

2.	$53,400,000 principal of 5.55% Series A Senior Notes, due June 19, 2023.

3.	$67,900,000 principal of 4.91% Series B Senior Notes, due June 19, 2018.

2.	$35,000,000 principal of 5.55% Series C Senior Notes, due June 19, 2013.

Schedule 5.15
(to Supplement)